FOR IMMEDIATE RELEASE

RGP Appoints Roger Carlile to its Board of Directors

IRVINE, California, June 4, 2024 – Resources Connection, Inc. (Nasdaq: RGP) (“RGP” or the “Company”), announced today that the Company’s Board of Directors (“Board”) voted to increase its size from 10 to 11 members and appointed Roger Carlile to the Board, effective June 3, 2024. Mr. Carlile will also serve as a member of the Compensation and Corporate Governance and Nominating Committees of the Board.

“Roger is a seasoned entrepreneur and senior advisor, and we are delighted to welcome him to our Board,” said Kate W. Duchene, Chief Executive Officer. “He brings over 35 years of demonstrated success in the human capital industry to our boardroom. Roger’s acumen for scaling global businesses and leading transformational change will be invaluable as we enhance and expand our capabilities within the ever-changing professional services industry.”

Donald B. Murray, Chairman of the Board, added, “Roger joins our Board with more than two decades of experience in C-suite leadership positions. His industry expertise will be a tremendous benefit to the RGP business, and we look forward to his contributions.”

Mr. Carlile founded global business advisory Ankura Consulting Group, LLC in 2014, serving as CEO and chairman of the board for five and six years, respectively. During his tenure, he grew the company to over $550 million in revenue and 1,500 employees.

Prior to founding Ankura, Mr. Carlile spent over a decade at FTI Consulting, Inc. (NYSE: FCN), where he served in several leadership roles including chief financial officer, chief administrative officer and chief human resources officer, and global leader of FTI Consulting’s forensic and litigation consulting and technology segments. He previously served as the global and Americas Leader of KPMG’s forensic services practice and held positions at PwC and Deloitte.

Mr. Carlile currently serves on the board of directors of AOC Holdings, LLC (F.K.A. “Alpha Omega Winery, LLC”), Cornerstone Advisors, Inc. (Arizona), and Salus GRC, LLC.

Media Contact:
Pat Burek Financial Profiles
(US+) 1-310-622-8244
pburek@finprofiles.com

Investor Contact:
Jenn Ryu, Chief Financial Officer
(US+) 1-714-430-6500
jennifer.ryu@rgp.com

ABOUT RGP

Named among Forbes’ America’s Best Management Consulting Firms for 2024, RGP is a global consulting firm focused on project execution services that power clients’ operational needs and change initiatives utilizing on-demand, expert and diverse talent. As a next-generation human capital partner for our clients, we specialize in co-delivery of enterprise initiatives typically precipitated by business transformation, strategic transactions or regulatory change. Our engagements are designed to leverage human connection and collaboration to deliver practical solutions and more impactful results that power our clients’, consultants’ and partners’ success.

We attract top-caliber professionals with in-demand skill sets who seek a workplace environment characterized by choice and control, collaboration and human connection. The trends in today’s marketplace favor flexibility and agility as businesses confront transformation pressures and skilled labor shortages even in the face of macroeconomic contraction. Our client engagement and talent delivery model offers speed and agility, strongly positioning us to help our clients transform their businesses and workplaces, especially at a time where cost reduction initiatives drive an enhanced reliance on a flexible workforce to execute transformational projects.

RGP serves over 1,800 clients around the world with approximately 3,600 professionals collectively engaged from 38 physical practice offices and multiple virtual offices. Headquartered in Irvine, California, RGP is proud to have served 88% of the Fortune 100.

The Company is listed on the Nasdaq Global Select Market, the exchange’s highest tier by listing standards. To learn more about RGP, visit: http://www.rgp.com. (RGP-F)
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